Exhibit 10.1

Summary Sheet of Ameren Corporation Non-Management Director Compensation (revised by Ameren
Corporation’s Board of Directors on August 8, 2008 and effective as of September 1, 2008 except as described below)

$50,000	Base cash annual retainer payable in twelve equal installments;
1,000 Shares (in effect through December 31, 2008) Approximately $80,000 of shares (effective January 1, 2009)	Shares of the Company’s common stock to be awarded to new Directors upon election and annually to all Directors on or about January 1 of each year;
$1,500	Fee for attendance (in person or telephonically) at each meeting of the Board;
$1,500	Fee for attendance (in person or telephonically) at each meeting of Board Committees;
$20,000	Additional annual cash retainer for Lead Director;
$15,000	Additional annual cash retainer for Audit and Risk Committee Chairman;
$10,000
Additional annual cash retainer for all other Committee Chairmen
(currently Human Resources Committee, Nominating and Corporate
Governance Committee, Nuclear Oversight Committee and Public Policy Committee);

$10,000	Additional annual cash retainer for Audit and Risk Committee members; and
$5,000
Additional annual cash retainer for members of all other Committees;
Customary and usual travel expenses to be reimbursed and eligibility to participate in a nonqualified deferred compensation program.